REAL ESTATE PURCHASE AGREEMENT

     This Real Estate Purchase Agreement (this "Agreement"), is made and entered into this 22nd day of May 2003, by and between, AEI Real Estate Fund XVI Limited Partnership (the "Seller") and
Steven R. Schell, (the "Purchaser").

                      PRELIMINARY STATEMENT

     The Seller is the owner of the real estate located at 7059 Dodge Street, Omaha, Douglas County, Nebraska and which is legally described on Exhibit "A," attached hereto and by this reference incorporated herein (the "Real Estate"). Purchaser desires to purchase from the Seller and the Seller desires to sell to the Purchaser, on the terms and conditions set forth in this Agreement, the Real Estate, together with all improvements thereon, and all other rights, privileges, and easements appurtenant to the Real Estate (collectively, the "Property").

                      TERMS AND CONDITIONS

     1.   PURCHASE  AND SALE. The Seller agrees to  sell  to  the
Purchaser, and the Purchaser agrees to purchase from the Seller the Property on the terms and conditions set forth in this Agreement.

     2.   PURCHASE  PRICE. The purchase price  for  the  Property
(the "Purchase Price") shall be One Million Six Hundred Thirty-two Thousand and No/100 Dollars ($1,632,000.00) and shall be payable by the Purchaser to the Seller as follows:

          (a) DEPOSIT. Upon execution of this Agreement, the Purchaser shall deliver and deposit, in cash or immediately available funds, the sum of Twenty-five Thousand and No/100 Dollars ($25,000.00) (the "Initial Deposit"), to and with the Escrow Agent (hereafter specified) as earnest money. In the event that the Purchaser does not terminate this Agreement within the Investigation Period (hereafter specified), the Purchaser shall deliver and deposit, in cash or immediately available funds, an additional sum of Fifty Thousand and No/100 Dollars ($50,000.00) (the "Additional Deposit"), to and with the Escrow Agent as additional earnest money. The Initial Deposit and the Additional
     Deposit shall be collectively referred to herein as the "Deposit." At the Closing, the Deposit shall be a credit against the Purchase Price.

          (b)  BALANCE.   The Purchaser shall pay  the  remaining
     Purchase Price, after adjustments and prorations to be made at the Closing, to the Seller at the Closing in cash or immediately available funds.

     3. SPECIAL WARRANTY DEED. At the Closing, the Seller shall execute and deliver to the Purchaser a special warranty deed (the "Deed") conveying fee simple title to the Property subject to all easements, restrictions, covenants of record and any other matters disclosed in the Commitment (identified in Section 5) (the "Standard Exceptions"), except deeds of trust and any other liens for an ascertainable amount which the Seller at its option shall remove at or before Closing, and subject to the Lease, the Sublease, the Billboard Lease, the License Agreement, the Litigation and the Litigation II (all as hereinafter defined and collectively referred to as "Special Exceptions").

     4. INVESTIGATION PERIOD. Commencing on the date of this Agreement, and for a period of sixty (60) days thereafter (herein the "Investigation Period"), the Purchaser shall have the right and opportunity, at its sole cost and expense, to investigate various matters relating to the Property. During the Investigation Period the Purchaser may, in his sole discretion, at any time, terminate this Agreement, by giving written notice to the Seller, whereupon, the Seller shall immediately authorize the return of the Initial Deposit to the Purchaser and neither party shall have further liability or obligation to the other under this Agreement. The Purchaser's right to terminate this Agreement shall terminate at the end of the Inspection Period.

     In regard to the Purchaser's investigation:

          (a) SELLER'S INSPECTION DOCUMENTS. Within ten (10) days after the execution of the Agreement, the Seller shall deliver to the Purchaser complete copies of all documentation in Seller's possession or under its control relating to the physical characteristics of the Property, including, but not limited to surveys and engineering, testing, inspections, and environmental assessments, reports and recommendations, if any, with respect to the Property, any notices of investigations or violations, any orders, recommendations or requests for remediation, response or other action with respect to the environmental condition of the Property received by the Seller from any governmental agency, and any environmental remediation, response or other action plans or agreements which have been or are intended to be implemented by or on behalf of the Seller with respect to the Property. In addition, the Seller shall deliver to the Purchaser copies of all leases or tenancy agreements that are currently associated with the Property, including the Contracts (defined below). The Seller certifies to the Purchaser that Seller has no other leases or tenancies, either written or oral, concerning the Property which extend longer than month to month except the Contracts. The Purchaser will use such information only for the purpose of evaluating the condition of the Property, and will return all such information to the Seller if the transaction contemplated by this Agreement does not close for any reason.

          (b) INSPECTION AND INDEMNIFICATION. During the Investigation Period, with reasonable prior notice (but not to exceed 24 hours) to the Seller and subject to such conditions and restrictions as the Seller may impose (which may include having a representative of the Seller present with the Purchaser, or his agents or contractors, during any entry onto the Property), the Purchaser, and his agents and contractors, shall have the right to entry on to the
     Property to investigate various matters regarding the Property that the Purchaser deems relevant. Such matters may include building inspections, soil and environmental testing, property appraisal, topographic studies, etc. Such investigations shall be at the Purchaser's sole cost and expense. The Purchaser shall indemnify, defend and hold the Seller harmless from any liability or claims associated with the Purchaser, and/or his agents or contractors, incurred during the inspection(s) of the Property prior to the Closing. In the event that the Purchaser or its agents cause damage to the Property due to such inspections or cause any liens against the Property, the Purchaser shall immediately return the Property to the condition it was in prior to such damage or inspection and have all liens released. The Seller shall have the right to cause the Initial Deposit to be used to satisfy the Purchaser's indemnification obligations of this Section.

          (c) Within a reasonable time after receipt, the Purchaser shall deliver to the Seller copies of any and all reports and documents, including appraisals, environmental studies, title searches, the Commitment, survey and all other inspection reports.

     5. TITLE POLICY. Within fifteen (15) days after the execution of this Agreement, the Purchaser shall acquire a title commitment (the "Commitment") for the issuance of a Seller's (ALTA Form B) policy of title insurance to be issued at the Closing through Spence Title Company (the "Escrow Agent"). The Commitment shall assure that the title company will insure, for the benefit of the Purchaser, the title of the Property for an amount equal to the Purchase Price, and shall exclude all standard exceptions to coverage shown on Schedule B, and shall include an extended coverage endorsement reasonably acceptable to the Purchaser. The Purchaser shall bear all costs and expenses of any survey. The cost of the title insurance policy shall be the sole obligation of the Purchaser. Within the Investigation Period, the Purchaser may deliver to the Seller a written statement of any objection the Purchaser has to title, and the Seller may, but is not obligated to, take steps to correct any defect in title identified by such objection, and to request the title insurer to reissue its Commitment. The Purchaser must provided to the Seller written objection to any title defects or exceptions prior to the end of the Investigation Period, or the Purchaser shall be deeded to have excepted such defects and exceptions and shall take the Property and title thereto subject to said defects and exceptions.

      6. ASSUMPTION OF LEASE AND INDEMNIFICATION. The Property is subject to that certain Net Lease Agreement dated November 16, 1987, by and between Discus of Omaha, Inc. ("Discus"), which has been amended from time to time and which, on or about June 7, 1994, was assigned by Discus and assumed by Fuddrucker's, Inc. ("Fuddruckers"), as tenant, and the Seller, as landlord, (the "Lease"). Without the prior consent of the Seller, Fuddruckers sublet the Property to Costello, Inc. ("Costello"), under a sublease agreement dated June 5, 1995 (the "Sublease"). Further, the Property is subject to a lease agreement, dated January 28, 1985, and amended on August 31, 1987, for the use of the billboard sign located on the Property (the "Billboard Lease"). The Billboard Lease is subject to that certain License Agreement dated August 31, 1987, which was assigned to the Seller on or about October 22, 1987 (the "License Agreement"). The Purchaser acknowledges receipt of the Lease, the Sublease (if any), the Billboard Lease and the License Agreement (collectively, the "Contracts").

          At the Closing, the Purchaser agrees to assume from the Seller and the Seller shall assign to the Purchaser all of the Seller's rights, benefits, obligations and responsibilities under the Contracts, accruing on and after the date of Closing. Except as provided in this Agreement, including Section 7, the Purchaser shall indemnify, defend and hold the Seller harmless from and against any and all losses, claims, causes of action, liabilities, and costs arising under or of the Contracts or which may be brought pursuant to the Contracts, accruing on and after the date of Closing. Except as provided in this Agreement, including Section 7, the Seller shall indemnify, defend and hold the Purchaser harmless from and against any and all losses, claims, causes of action, liabilities, and costs arising under or out of the Contracts or which may be brought pursuant to the Contracts accruing prior to the date of Closing. The foregoing duty of indemnification shall include the duty to pay all reasonable attorney's fee and costs incurred by the indemnified party in responding to or defending any such claims or proceedings, and shall survive Closing. At Closing, the parties shall execute and deliver to each other an assignment and assumption agreement assigning the Contracts to the Purchaser.

     7.   ASSUMPTION OF LITIGATION/CLAIMS AND INDEMNIFICATION.

          (a) The Purchaser acknowledges that litigation is pending in the District Court of Douglas County, Nebraska, Case No. 1014-723, concerning the Lease and the Sublease (the "Litigation I"). The Litigation I seeks a determination of whether Fuddruckers is liable to Costello for an adjustment in base rental because of alleged material interference with the business of Costello as a result of property taken from the Property by condemnation by the City of Omaha, Nebraska. In turn, Fuddruckers seeks an adjustment in the base rental it owes to the Seller. The Purchaser and Seller acknowledge that it is uncertain how the Litigation I will be resolved, and whether any adjustment in base rental will be owed by the Seller. The Seller agrees to defend the Litigation I at the Seller's expense until the time of the Closing and shall indemnify, defend and hold the Purchaser harmless from liability for any amount determined to be owed from the Seller to Fuddruckers or Costello for the period prior to Closing. From and after the Closing, the Purchaser agrees to defend at the Purchaser's expense the Litigation I, and any amounts determined to be owed for the period beginning the day of Closing and afterward shall be the sole liability of the Purchaser. The Purchaser agrees to indemnify, defend and hold the Seller harmless from liability for any amounts determined to be owed to Fuddruckers or Costello for the period beginning the day of closing and afterward.

          (b) The Purchaser acknowledges that litigation is pending in the District Court of Douglas County, Nebraska, Case No. 1020-061, concerning the Billboard Lease and the License Agreement (the "Litigation II"). The Litigation II seeks a declaratory judgment stating the respective rights of the Seller and several other parties in a dispute over leasing billboard space on the Property. Both the current tenant on the Property and the Seller claim to own the right to lease billboard space on the Property. The Purchaser acknowledges that it is uncertain how the Litigation II will be resolved. The Seller agrees to defend the Litigation II at the Seller's expense until the time of the Closing and indemnify and hold the Purchaser harmless from liability for any amount determined to be owed by the Seller for the period prior to the Closing. From and after the Closing, the Purchaser agrees to defend at the Purchaser's expense the Litigation II, and any amounts determined to be owed for the period beginning the day of the Closing and afterward shall be the sole liability of the Purchaser. The Purchaser agrees to indemnify, defend and hold the Seller harmless from liability for any amounts determined to be owed by the Seller for the period beginning the day of Closing and afterward.

          (c) Regarding the Purchaser's obligation to defend the Litigation I and Litigation II claims after the Closing, the Purchaser, and his attorneys, shall do so diligently and timely. In the event that the Seller determines in its sole discretion that the Purchaser is not diligently or timely defending the lawsuits and claims, the Seller may assume the defense of either Litigation I and/or Litigation II and the Purchaser shall still be liable for all attorney's fees and costs associated therewith. The Seller may at all times after the Closing engage its own attorneys to review and monitor all matters related to Litigation I and/or Litigation II and the Purchaser and its attorneys shall cooperate with the Seller, and its attorney, regarding the defense, such attorney fees and costs for such review and monitoring shall be at the expense of the Seller. After the Closing, the Seller and the Purchaser shall cooperate in formulating a mutual defense of the lawsuits and claims. After Closing, the Purchaser may not settle either Litigation I or Litigation II without the prior written consent of the Seller, unless such settlement is a complete release of any claims against the Seller and the Seller will not have any liability to any third party or the Purchaser regarding the claims.

      8. STREET VACANCY. Attached hereto as Exhibit "B" is a copy of a letter dated April 14, 2003, from the City of Omaha, Public Works Department, and attached hereto as Exhibit "C" is a copy of an Inter-Office Communication, dated April 10, 2003, both regarding the City of Omaha's vacation of Douglas Street between 71st Street and 72nd Street. The Purchaser acknowledges that the owner of the Property may have the option to purchase the North Half of the vacated street. The Seller has no obligation and makes no representations, warranties or covenants regarding the street vacancy or to acquire the same. In the event that the Purchaser desires to acquire the vacated property in conjunction with its purchase of the Property, then the Purchaser will indemnify, defend and hold the Seller harmless from any and all liabilities, obligations, claims, including any and all costs and expenses to acquire the vacated property, and attorney's fees and costs, and no adjustment shall be made to the Purchase Price.

      9. CONFIDENTIALITY. The Purchaser shall not disclose the terms and conditions of this Agreement or any matters or results of his findings regarding the Property due to his inspection(s), except to potential lenders, legal counsel, accountants and other consultants reasonably required to perform Purchaser's inspection of the Property, unless such matters are in the public domain by reason other then breach of this provision by the Purchaser or as required by law or court order. This covenant shall terminate upon the Closing or in the event that this Agreement is terminated prior to the Closing, then this provision shall survive the termination of this Agreement.

      10. ACCEPTANCE OF PROPERTY. Except for the Seller's representation and warranties specifically set forth herein, the Purchaser acknowledges and agrees he is purchasing the Property in its present condition, "AS IS" and "WHERE IS" and that the Purchaser is not relying upon any representations or warranties made by the Seller, its representatives or agents. The Seller has no obligation to construct or repair any improvements on the Property or to perform any other act regarding the Property. Without limiting the generality of the foregoing, the Purchaser also agrees that the Seller will have no liability of any type, direct or indirect, to the Purchaser or the Purchaser's successors, assigns, lenders or affiliates in connection with any hazardous, toxic, dangerous, flammable, explosive or chemical substances of any type (whether or not defined as such under any applicable laws) on or in connection with the Property either before or after the Closing Date. Further, the Purchaser acknowledges that, having been given the opportunity to inspect the Property, the Purchaser is relying solely on his own investigation of the Property and not on any information provided by the Seller or to be provided except as set forth herein. The Purchaser expressly acknowledges that, in consideration of the agreements of the Seller herein, except as otherwise specified herein, the Seller makes no representation or warranty, express or implied or arising by operation of law, including, but not limited to, any warranty of condition, habitability, tenantability, suitability for commercial purposes, merchantability, profitability, or fitness for a particular purpose, in respect of the Property.

     11.   COVENANTS AND WARRANTIES.  The Seller hereby makes the
following  representations,  warranties  and  covenants  to   the
Purchaser, which are made as of the date of this Agreement, and shall continue through and survive the Closing:

          (a) TITLE. It is the owner of the Property with full authority to sell the Property in accordance with the terms of this Agreement.

          (b)   NEW  AGREEMENTS.   After the  execution  of  this
     Agreement and until Closing, Seller will not enter into, modify or terminate any leases, contracts, management agreements, obligations or other agreements which in any manner affect the Property or the business operated on the Property, without the written consent of Purchaser.

          (c) DISCLAIMER. The Seller has been an absentee landlord. Consequently, the Seller has little, if any, knowledge of the physical characteristics of the Property. Accordingly, except as otherwise specifically stated in the Agreement, the Seller hereby specifically disclaims any warranty, guaranty, or representation, oral or written, past, present, or future of, as to, or concerning: (i) the nature and condition of the Property, including, without limitation, the water, soil, and geology, and the suitability of the Property for any and all activities and uses which the Purchaser may elect to conduct thereon; (ii) except for the warranty of title contained in the Deed to be delivered by the Seller at the Closing, the nature and extent of any right of way, lease, possession, lien, encumbrance, license, reservation, condition, or otherwise, and (iii) the compliance of the Property or its operation with any laws, ordinances, or regulations of any government or other body.

     12. DAMAGE. In the event the Property is damaged or destroyed between the date of this Agreement and the Closing, the Purchaser shall have the option of either:

          (a)  terminating this Agreement, or

          (b) proceeding with the Closing and thus be entitled to an assignment or collection of all insurance proceeds payable to the Seller as an exclusive remedy to the Purchaser with respect to the damage and destruction to the Property that have not been expended prior to the Closing for repair and restoration of the Property and any insurance for loss of rents for any period subsequent to the Closing. In this regard, the Seller shall provide the Purchaser with insurance information reasonably requested by the Purchaser. In this event, the Seller shall pay to the Purchaser the amount of any applicable deductible.

     13. CONDITIONS TO CLOSING. The Purchaser's obligation to purchase the Property in accordance with the terms of this Agreement is expressly conditioned upon:

          (a) The Purchaser not terminating this Agreement during the Investigation Period;

          (b) There being no material adverse change in the operation of the Property after the execution of this Agreement and prior to the Closing;

          (c) The Seller's delivery at closing of all documents required by this Agreement, and otherwise performing its obligations under this Agreement; and

          (d)   The  Seller's representations and  warranties  in
     Section 11 of this Agreement being true and accurate in all material respects.

      In the event of the failure of any condition, which is not waived in writing by the Purchaser, the Purchaser may elect to terminate this Agreement, and the Seller shall promptly authorize a refund to the Purchaser of the Deposit held by the Escrow Agent.

     14. ESCROW AGENT AND DEPOSIT. The Purchaser shall deliver the Initial Deposit and Additional Deposit to the Escrow Agent. The Escrow Agent shall deposit the funds in an interest bearing account. In the event the Purchaser provides the Seller a timely termination notice pursuant to Section 4, then the Escrow Agent, subject to Section 4 (b), shall deliver to the Purchaser the Initial Deposit plus any interest earned thereon. In the event that the transactions set forth in this Agreement do not close due to the failure of a condition to the Closing specified in
Section 13 of this Agreement, at the Purchaser's election, the Escrow Agent shall deliver the Deposit, plus any interest earned thereon, to the Purchaser. In the event the Purchaser does not or fails to give timely notice to the Seller under Section 4 and all the conditions of the Closing under Section 13 have been met, and the Purchaser fails to close, then the Escrow Agent shall deliver the Deposit, plus any interest earned thereon, to the Seller.

     15. CLOSING. The closing of the transaction contemplated hereby (the "Closing") shall take place at the offices of
Erickson & Sederstrom, Regency Westpointe, Suite 100, 10330 Regency Parkway Drive, Omaha, Nebraska, within fifteen (15) days of the end of the Investigation Period (the "Closing Date"). The Purchaser may elect to close prior to the Closing Date by giving two (2) weeks written notice to Seller.

     16. CLOSING COSTS AND APPORTIONMENTS. To the extent that the tenant of the Property is responsible for payment of taxes, special assessments, utilities and any other items regarding the operation of the Property (collectively, the "Net Lease Items"), there will be no proration of the Net Lease Items at the Closing. The following items shall be apportioned or allocated between the Purchaser and the Seller at the Closing, with the Purchaser being entitled to income and responsible for expenses for the date of
Closing:

          (a) REAL ESTATE TRANSFER TAXES. The Seller shall pay all real estate transfer taxes predicated on the Purchase
     Price.

          (b)   RECORDING  FEES.   The Purchaser  shall  pay  all
     recording fees for the deed of conveyance on the Property and on any financing documents related to the Purchaser's purchase of the Property. The Seller shall pay any recording fees related to clearing any liens or encumbrances from the title.

          (c)    SECURITY   DEPOSITS.   All   security   deposits
     attributable to leases or tenancies of the Property shall be delivered to Purchaser at the Closing.

          (d) RENTALS. All rentals and other income produced by the Property within the Property shall be apportioned at Closing.

          (e)    CLOSING  AGENT  FEE.   The  Escrow  Agent's  fee
     associated with the Closing of the transactions contemplated in this Agreement shall be divided equally between the Seller and the Purchaser.

          (f) COMMISSION. Subject to Section 19, the Purchaser shall be solely responsible for any commissions related to the sale of the Property pursuant to this Agreement.

     17. OTHER DOCUMENTS. At the Closing, each party shall deliver to the other party such other documents and assurances as may be reasonably requested by the other party, including documents to affirm the state of title of the Property, which are requested by the title company in the Commitment, and estoppel certificates and subordination, attornment and non-disturbance agreements from Fuddruckers, as provided in the Lease, in form and substance reasonably satisfactory to the Purchaser.

     18. INDEMNITY. The Seller agrees to indemnify, defend and hold the Purchaser harmless from and against any and all claims of, demands by, or liabilities and obligations to (and any and all reasonable expenses, attorneys' fees, and costs incurred in connection with or defending against the same) any person, corporation or partnership directly or indirectly engaged by the Seller to bring about the transactions contemplated by this Agreement, including, but not limited to, any person, corporation or partnership entitled to a broker's commission, finder's fee or similar compensation upon the consummation of the transactions contemplated by this Agreement. The Purchaser agrees to indemnify, defend and hold the Seller harmless from and against any and all claims of, demands by, or liabilities and obligations to (and any and all reasonable expenses, attorneys' fees, and costs incurred in connection with or defending against the same) any person, corporation or partnership directly or indirectly engaged by the Purchaser to bring about the transactions contemplated by this Agreement, including, but not limited to, any person, corporation or partnership entitled to a broker's commission, finder's fee or similar compensation upon the consummation of the transactions contemplated by this Agreement. This indemnification provision shall survive the termination of this Agreement or the Closing.

     19. EXPENSES OF PERFORMANCE. All expenses involved in the preparation, authorization and consummation of this Agreement, including, without limitation, any and all claims, costs, expenses (including reasonable attorney fees) and liabilities for fees and expenses of brokers, agents, representatives, counsel and accountants (collectively, the "Loss"), shall be borne solely by the party who shall have incurred the same, and the other party shall have no liability in that regard. Each party shall indemnify, defend and hold the other party harmless for any Loss incurred due to such party's breach of this Section. This indemnification provision shall survive the termination of this Agreement or the Closing.

     20. REMEDIES. Subject to any indemnification provisions provided for in this Agreement, in the event the Purchaser defaults under this Agreement after the Seller shall have satisfied all of the conditions of this Agreement, then the Seller, as its sole remedy, shall retain the Deposit or any other monies, including any interest earned thereon, paid by the Purchaser under this Agreement as liquidated damages, and this Agreement shall be considered terminated with neither party having any further responsibility to the other. Subject to any indemnification provisions provided for in this Agreement, in the event the Seller defaults under this Agreement, the Purchaser, as his sole remedy, may elect to terminate this Agreement and receive a refund of the Deposit or any other monies, including any interest earned thereon, which is being held by the Escrow Agent, or may elect to institute an action for specific performance of the Seller's duties hereunder, and the Purchaser waives any and all other rights and remedies available to him at law or in equity.

     21. NOTICES. All notices, deliveries or tenders given or made in connection with this Agreement shall be in writing and delivered to the respective party for whom the same is intended at the address which follows:

   If to the Purchaser:  Steven R. Schell
                         341 North 94th Street
                         Omaha, Nebraska 68114
                         Fax: 402-391-0452

          With Copy to:  Richard J. Coenen
                         1620 Dodge Street, Suite 1800
                         Omaha, Nebraska 68102-1505
                         Fax: 402-342-4202

      If to the Seller:  AEI Real Estate Fund XVI  Limited Partnership
                         1300 Minnesota World Trade
                         30 East Seventh Street
                         St. Paul, MN 55101
                         Attn:  Brian Schulz
                         Fax: 651-227-7705

          With Copy to:  William T. Foley, Esquire
                         Erickson & Sederstrom, PC, LLO
                         Regency Westpointe, Suite 100
                         10330 Regency Parkway Drive
                         Omaha, Nebraska 68114
                         Fax: 402-390-7137

     All notices, deliveries or tenders may be given by mail or any other form of delivery and shall be effective when actually delivered to the address set forth above.

     22. MISCELLANEOUS. The Purchaser may assign this Agreement to an entity in which he has ownership, provided, however, notwithstanding any assignment, the Purchaser shall remain fully liable for any and all of his obligations under this Agreement. This Agreement shall be binding upon the parties, their or its successors, personal representatives and assigns and shall not be modified except by written agreement. The invalidity of any provision of this Agreement shall in no way impair or affect the remaining provisions of this Agreement. This Agreement shall be construed in accordance with the laws of the State of Nebraska. This Agreement constitutes the complete agreement between the parties and supersedes any prior oral or written agreements between the parties regarding the Property. Both parties acknowledge that they participated in the drafting and negotiation of the terms and conditions of this Agreement. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

      In Witness Whereof, the parties hereto have executed this Agreement on the date first above written.

                         AEI Real Estate Fund XVI Limited
                         Partnership, Seller

                         By:  AEI Fund Management XVI, Inc.,
                              General Partner

                         By:  /s/ Patrick W. Keene
                              Name: Patrick W. Keene
                              Its:  Chief Financial Officer



                              Steven R. Schell, Purchaser


                         By:  /s/ Steven R. Schell
                              Name: Steven R. Schell
                              Its:

STATE OF NEBRASKA   )
                    )    ss.
COUNTY OF DOUGLAS   )

     The foregoing instrument was acknowledged before me this 20th day of May 2003, by Steven R. Schell.

                              /s/ W. Stowell
                              Notary Public           [notary seal]

STATE OF MINNESOTA  )
                    )    ss.
COUNTY OF RAMSEY    )


     The foregoing instrument was acknowledged before me the 22nd day of May 2003, by Patrick W. Keene, the Chief Financial Officer of AEI Fund Management XVI, Inc., a Minnesota corporation, corporate general partner of AEI Real Estate Fund XVI Limited Partnership, on behalf of said limited partnership.

                              /s/ Brian K. Schulz
                               Notary  Public             [notary seal]


                           EXHIBIT "A"

                        LEGAL DESCRIPTION



Lot 2, except the North 17 feet thereof; Lot 3, except the North 17 feet thereof; Lot 4, except those portions thereof as have been condemned for public purposes; and, all of Lots 5, 6 and 7, in Block 4, in CEDARNOLE, an Addition to the City of Omaha, as surveyed, platted and recorded, in Douglas County, Nebraska.

NOTE:   THIS  LEGAL DESCRIPTION WAS PRIOR TO THE CITY TAKING  AND
NEEDS  TO  BE  AMENDED  AND IS SUBJECT  TO  CHANGE.   THIS  LEGAL
DESCRIPTION  SHALL BE UPDATED AND MODIFIED BASED UPON  THE  LEGAL
DESCRIPTION PORVIDED IN THE TITLE COMMITMENT.




                           EXHIBIT "B"

          CITY OF OMAHA, PUBLIC WORKS DEPARTMENT LETTER



                         April 14, 2003

AEI Estate Fund XVI LTD Partnership
1300 Minnesota World Trade
30 East 7th Street
St. Paul, MN 55102

RE: Proposed vacation of Douglas Street from 71st Street to 72nd
Street.

To Whom It May Concern:

The Planning Board of the City of Omaha has initiated the vacation of the above referenced right-of-way at the request of the property owner on the south, Bourn Partners. The Board recommended the vacation of this right-of-way at its February 5, 2003 meeting. A resolution has been prepared to have this case be heard before the Damages Committee comprised of Councilmembers Franklin Thompson, Frank Brown and Dan Welch. You will be notified of that meeting.

An Administrative Fee of $250.00 is now due from Bourn Partners. Also, the value calculation fee for this vacation has been determined and is outlined in the enclosed inter-office communication dated April 10, 2003. This fee is payable to the City of Omaha from parties receiving title to the vacated street and must be paid before the Ordinance to vacate this right-of-way is presented to the City Council. Any concerns about his fee can be addressed to the City Council at the Public Hearing on this Ordinance. You will be notified of the public hearing date.

If you have any questions or require additional information regarding this matter, please feel free to contact me at 444-
5347.

Sincerely,

PUBLIC WORKS DEPARTMENT

Sue Preiner
General Services Division

Valcalc
EXHIBIT "C"




                   INTER-OFFICE COMMUNICATION
                         April 10, 2003



TO:          Sue Preiner, General Services Division

FROM:           Mark, Larson, Right of Way Section, Design
Division

SUBJECT:   Vacation of Douglas Street, between 71st Street and
72nd Street

We now have all of the necessary information to determine the VC fees for the two abutting property owners. Earlier this week I received the revised tract drawings and legal descriptions from KM, which provide the areas to be vacated. The breakdown is as follows:

NORTH HALF: 6,702 SF x $22.00 per SF=$147,445.00. We then have to deduct two areas of parking lot encroachment which were constructed by the City with Phase II of 72nd Street. Bob Hamer said that we constrictively vacated these two areas of parking we built with the project, so we cannot charge them now as part of the formal vacation process. These two areas of encroachment comprise a total area of 570 SF. 570 SF at $22.00 per SF = $12,540.00. This figure is then deducted from $147,445.00, which leaves us with $134,905.00, which we will round to $134,900.00.

SOUTH  HALF:   6,791  SF x $22.00. per SF  =  $149,400.00.   This
property owner is being required to dedicate a 5 foot strip of land along the 72nd Street frontage for right of way purposes. The area of this dedication is 1,627 SF. 1,627 SF at $25.00 per SF = $40,675.00 ($25.00 per SF is used for this dedication offset because it is the value that the property just sold for). This figure of $40,675.00 is then deducted from $149,400.00, which leaves us with $108,725.00.

If you have any questions on this information, feel free to contact me.